99.2        Transcript of conference call.

RadNet, Inc.

Second Quarter 2014 Financial Results Conference Call

August 8, 2014

Operator:       Good day, and welcome to the RadNet Incorporated Second Quarter 2014 Financial Results conference call. Today’s call is being recorded.

       At this time, I would like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated. You may begin.

Mark Stolper:       Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s second quarter 2014 financial results.

       Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties, including those risks set forth in RadNet’s reports filed with the SEC from time to time, include RadNet’s annual—included in RadNet’s annual report on Form 10-K for the year ended December 31st, 2013, and RadNet’s quarterly report on Form 10-Q for the three-month period ended June 30th, 2014, to be filed shortly.

       Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

       And with that, I’d like to turn the call over to Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet.

Dr. Howard Berger:       Thank you, Mark, and good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our second quarter 2014 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank you all for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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       We are very pleased with the improvement in our business in the second quarter relative to both the second quarter of last year, as well as sequentially from our results in the first quarter of this year. Procedural volumes, revenue, EBITDA and net income all increased. During the quarter, we achieved the highest EBITDA and earnings per share in our Company’s history. EBITDA increased 11.3% over last year’s second quarter and earnings per share was up 71% to $0.12 per fully diluted share as compared with last year’s second quarter. Revenue increased 1.5% from last year’s quarter despite the roughly $6 million Medicare-related reductions we face in each quarter of 2014.

       Our strong performance in the quarter relative to the first quarter of this year was even more significant. Sequentially, our EBITDA increased 20.9% and our revenue increased 6%, while aggregate procedural volumes increased 8% from the first quarter of the year. Our strong year-over-year and sequential performance can be attributed to several factors.

       First, we continue to experience stronger than projected patient volumes, particularly driven by a greater insured population utilizing our services, as we have previously discussed and are now reporting, well over the eight million Americans who have enrolled in state-run and privately-managed healthcare exchanges. Many of these enrollees were previously uninsured or under-insured. We have seen strong utilization from this group, particularly with respect to routine imaging procedures. This underscores the importance of our multi-modality strategy, whereby almost 80% of what we do as a company is routine studies.

       Second, we can partially attributed our strong EBITDA and net income performance to aggressive cost management and implementation of programs to boost our operational efficiency. We’ve discussed in detail over the last two quarters our $30 million cost savings initiatives. Our execution of this plan is substantially complete and we are enjoying the margin benefits from these savings. We are also executing on $10 million of additional cost saving measures which should start providing us additional benefit over the next two quarters.

       Lastly, our earnings are benefiting from the refinancing of our senior notes, which we substantially completed in March of this year. Annual cash interest expense savings of approximately $5 million has resulted from that transaction. We currently have the least expensive long-term capital structure in place in our Company’s history. We face no term loan maturities before 2018 and our new second lien term loan doesn’t mature until 2021. We have flexibility to raise additional capital under these agreements and have a $100 million revolving credit facility substantially at our disposal. Our capital structure provides us with the ability to grow and is repayable at any time. We are unconcerned with covenant issues.

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       Besides improving our operating results in the second quarter, we have stuck to our commitment with respect to our focus and interest on maximizing free cash flow and repaying debt. During the quarter, we completed no acquisitions but reduced our net debt by $12.9 million. This included the redemption of the final $6.5 million of our senior notes, the most expensive part of our capital structure. Looking ahead to remaining two quarters of 2014, we are projecting free cash flow of $30 million or more—which are partially driven by our expectation of reducing capital expenditures by an additional $10 million for the half of the year and from lower cash flow interest expense burden.

       While we will continue to focus on free cash flow and debt reduction through improving organic operations and managing costs, targeted acquisitions will remain a part of our strategy; however, our acquisitions will be pursued with a disciplined approach. These acquisitions will primarily be small to mid-size operators of multi-modality imaging facilities in our existing core markets at valuations under four times trailing EBITDA. Essentially, we call these tuck-in transactions, many of which have unique consolidation opportunities with existing RadNet facilities and, when incorporating in our strategic geographic networks, create more opportunities for leveraging our size and breadth of capabilities with regional insurance companies and health plans. This is important for establishing and maintaining long-term pricing, as well as unique contracting opportunities such as capitation.

       Along these lines, subsequent to the end of the quarter, we completed four small tuck-in acquisitions in our core regional markets. These acquisitions, which included one center in Manhattan, two centers in California and assets in eight HealthCare Partners’ physician office locations, are perfect examples of transactions that fit our criteria. In all, we spent only approximately $7 million of capital. These facilities should provide us between 10 and $12 million of additional annual revenue while strengthening our regional networks, primarily in our core Southern California market.

       Another part of our growth strategy will be the establishment of new joint ventures with community hospitals and health systems. As an example, during the second quarter, we established a new joint venture with Kennedy Health System in New Jersey. The venture, which went into effect May 1st, will achieve several objectives. RadNet, through its imaging on-call subsidiary, will provide professional radiology services at Kennedy’s three hospitals, as well as its outpatient medical imaging center in Washington Township, New Jersey. In addition, a joint venture will be established to create a medical imaging network to provide services to the communities of southern New Jersey. RadNet will also provide Kennedy’s inpatient and outpatient radiology departments with management services that focus on reducing costs, improving operational efficiencies, assisting in the selection of appropriate radiology equipment and other functions such as information technology, marketing, utilization review, billing and collecting, transcription, medical records management, equipment maintenance, purchasing and insurance.

       If those of you listening detect a slight tone of satisfaction and happiness in my voice, I can’t tell you how pleased that I am with these results. This is truly an unveiling for me personally and I’ve had my Special K this morning to boot.

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       At this time, I’d like to run the call—or turn the call over to Mark to discuss some of the highlights of our second quarter 2014 performance. When he’s finished, I will make some closing remarks.

Mark Stolper:       Thank you, Howard. I’m now going to briefly review our second quarter 2014 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance. Lastly, I will update the previously-announced 2014 financial guidance levels and briefly discuss recent reimbursement proposals from CMS.

       In my discussion, I will use the term ‘adjusted EBITDA’, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period. A full quantitative reconciliation of our adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

       With that said, I’d now like to review our second quarter 2014 results. For the three months ended June 30th, 2014, RadNet reported revenue and adjusted EBITDA of $179.1 million and $33.4 million, respectively. Revenue increased $2.6 million or 1.5% over the prior year’s same quarter and adjusted EBITDA increased $3.4 million or 11.3% over the prior year’s same quarter. During the quarter, we experienced strong aggregate and same-center volume performance. Same-center procedural volume increased 4% as compared to the second quarter of 2013. On an aggregate basis for the second quarter of 2014 as compared to the prior year’s second quarter, MRI volume increased 2.6%, CT volume increased 5.7% and PET/CT volume decreased 0.3%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and other exams, increased 6.2% over the prior year’s second quarter.

       In the second quarter of 2014, we performed 1,205,405 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.8% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2014 were as follows: 155,309 MRIs as compared with 151,438 MRIs in the second quarter of 2013; 106,444 CTs as compared with 100,693 CTs in the second quarter of 2013; 5,921 PET/CTs as compared with 5,940 PET/CTs in the second quarter of 2013; and 937,731 routine imaging studies, which include nuclear medicine, ultrasound, mammography, X-ray and other exams, as compared with 876,911 of all these exams in the second quarter of 2013.

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       Net income for the second quarter was or $0.12 per diluted share compared to net income of $0.07 per diluted share in the second quarter of 2013, based upon weighted average number of diluted shares outstanding of 43.3 million and 39.8 million for these periods in 2014 and 2013, respectively. Adjusting for the loss on extinguishment of senior notes, income before income taxes in the second quarter of 2014 was $7 million, or $0.16 per diluted share, as compared with income before income taxes of $3.2 million, or $0.08 per diluted share, in the second quarter of 2013.

       Affecting net income in the second quarter of 2014 were certain non-cash expenses and non-recurring items, including the following: $611,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $383,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $46,000 loss on the sale of certain capital equipment; and $1.4 million of combined non-cash amortization and write-off of deferred financing expense and discount on issuance and refinancing of debt related to the refinancing fees paid as part of our existing credit facilities; and $471,000 loss on the extinguishment of debt related to the Company’s March 25th, 2014, refinancing of its senior unsecured notes with a second lien term loan.

       With regards to some specific income statement accounts, overall GAAP interest expense for the second quarter of 2014 was $10.4 million. This compares with GAAP interest expense in the second quarter of 2013 of $11.3 million. This decline in interest expense was primarily related to the refinancing transaction which we completed at the end of March of this year, where we repaid our 10.375% senior unsecured notes and replaced it with a second lien term loan which carries a lower interest rate. Under the terms of the new second lien term loan, we are paying LIBOR plus a spread of 700 basis points with a 1% floor on LIBOR, so effectively, we are paying 8%, a savings of over 200 basis points on what was $200 million of senior unsecured notes. When we completed the refinancing in March, we projected annual cash interest savings to RadNet of approximately $5 million per year.

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       During the second quarter, we completed the redemption of the last $6.5 million of the senior unsecured notes, which we repaid on April 25th.

       For the second quarter of 2014, our provision for bad debt expense was 4% of our service fee revenue, net of contractual allowances, plus revenue under capitated arrangements, compared with 3.8% for the second quarter of 2013.

       With regards to our balance sheet, as of June 30th, 2014, after giving effect to term loan discounts, we had $611.7 million of net debt, which is total debt less our cash balance, and we were drawn $19 million on our $101 million line of credit. We reduced our net debt by $12.9 million of notes and leases payable during the quarter, which included $7.4 million repayment of notes and leases payable and the final $6.5 million redemption of our senior notes. In the second quarter, we had cash capital expenditures, net of asset and imaging center dispositions, of $9.8 million. Year-to-date, we had cash capital expenditures, net of assets, JV interest and imaging center dispositions, of $26.8 million, plus we entered into $12.6 million of capital leases in connection with the repurchasing of certain operating leases during the first quarter of 2014. Because we are budgeting to spend only an additional approximately $10 million of capital expenditures in the second half of 2014, we expect to benefit from increased cash flow for the remainder of the year.

       Since December 31st, 2013, accounts receivable increased approximately $13.4 million, and our net days sales outstanding were 60.2 days, an increase of approximately three days since year end 2013.

       At this time, I’d like to modify our 2014 financial year guidance levels which we released in March as part of our 2013 fourth quarter and full year earnings press release and which we’re revised upwards upon releasing our first quarter 2014 financial results. For revenue, we increased our guidance level by $5 million from 700 million to $730 million to 705 to $735 million. For adjusted EBITDA, from the beginning of the year, we increased our guidance level by $5 million from 110 million to 120, now to 115 to $125 million. Our capital expenditure budget we increased by $3 million to—from 40 to 45 million to 43 to 48 million to reflect additional expenditures we will make to build additional capacity in California to meet the demand that we’re seeing in this region. Cash interest expense remains unchanged from the second quarter revised guidance of 34 to $38 million; and free cash flow generation for the year, the original guidance was 30 to $40 million. We’ve increased that to 34 to $44 million for the year.

       I’ll now discuss some recent reimbursement news regarding 2015. With respect to 2015 Medicare reimbursement, we recently received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2014 rates. We volume weighted our analysis using expected 2014 procedural—2015, excuse me, procedural volumes. Our initial analysis shows a drop of approximately 3 to 4% for 2015 rates, representing to us an estimated 5 to $6 million of Medicare revenue decrease for next year. The rate decreases are heavily weighted towards MRI and CT, with declines in certain more frequently used codes. Declines on the routine imaging – X-ray, ultrasound, mammography, for instance – are much more nominal in nature.

       With respect to 2015, HOPPS rates, or hospital outpatient prospective payment system, CMS proposes to increase the conversion factor by 2.1%; however, at the same time, it has lowered the relative value units, or RVUs, for some existing imaging exams, which along with the conversion factor, is used to calculate ultimate reimbursement. The result is that HOPPS pricing for 2015 should remain flat as compared to ’14—2014 rates. Of course, the proposed rates for the physician fee schedule and HOPPS are subject to comment from lobbying and industry groups and there is no assurance that the final rule to be released in the November 2014 timeframe will reflect these same proposed rates. In recent years, except for last year, the final rule issued in the October/November timeframe decreased initially proposed cuts proposed earlier in the year.

       Whether or not the final rule in November timeframe is consistent with the proposed rates, as Dr. Berger discussed earlier on the call, we will continue to focus on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases in regions where we are central to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with local hospitals and health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payors. Lastly, we will continue to acquire strategic targets at three to four times EBITDA in our core geographies that further strengthen our local markets and achieve efficiencies with existing operations.

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       I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:       Thank you, Mark. My final thoughts today I would like to review with a new tag line and marketing that RadNet is about to unfold at the big radiology convention in November in Chicago, the Radiology Society of North America, RSNA. In this ad, we highlight the following tag line: RadNet, Leading Radiology Forward. The ad (inaudible) the breadth and variety of RadNet’s core competencies. I believe it is these competencies that showcase what makes RadNet different from every other radiology company in the country. I will list them for you now. Largest network of imaging centers in the United States; radiology software provider through our eRAD brand, providing cloud-based imaging workflow solutions such as RIS/PACS and critical test reporting; leader in joint ventures and partnerships with hospitals and health systems; teleradiology and on-site professional staffing services through our imaging on-call subsidiary; utilization management and clinical decision support services; community-based research projects and clinical trials.

       When I think about this, I recognize that having all these capabilities under one roof is why RadNet is leading radiology forward. This multi-faceted approach to radiology positions RadNet to be a major participant in the dynamically changing landscape of healthcare. When one thinks about the future of healthcare under accountable care organization and population health management, the necessity to manage the health of these large populations is hard to think of without having the presence of a large access to radiology and imaging centers which will be essential to hospitals and health systems, capitated medical groups and state and privately managed healthcare exchanges. It is also difficult to ignore the likelihood of a future requirement to assume and manage utilization risk for significant patient populations.

       I believe RadNet is better positioned than anyone else in our industry to meet these challenges. We have existing activity showcasing all of these facets of radiology. Nobody is even a close second to matching our breadth of capabilities, business acumen and scale. It is for this reason that I have never been more enthusiastic about the opportunities and challenges that we will meet in the future and cannot think of a more exciting way to be a meaningful participant in shaping how healthcare is delivered in this country.

       Operator, we are now ready for the question and answer portion of the call.

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Operator:       If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one to ask a question, and we’ll pause for just a moment to allow everybody an opportunity to signal.

       We’ll take our first question from Brian Tanquilut of Jefferies.

Brian Tanquilut:       Hey, good morning, guys. Congratulations. A really good quarter. So, Howard, just a first question for you. As we think about the volume trends, it’s obviously very strong. What are you seeing exactly? I mean, do you think it’s healthcare reform? Is it the economy? I mean, we’d love to hear your thoughts on what you think is driving volumes.

Dr. Howard Berger:       Good morning, Brian, thank you. I think it’s several factors. Probably the most significant, because we are seeing it here disproportionately in California as opposed to our East Coast operation, is from the entrance of—here in California probably over a million and a half enrollees in the new healthcare exchanges and otherwise known as Covered California Lives here (ph). At many of our centers, particularly in the demographic areas which are most likely to have these enrollees, the volume of patients we’re seeing is unprecedented and almost overwhelming.

       I think there’s a couple of other factors though, Brian. Firstly, I believe that the consolidation of the industry and the difficult issues that some of the small operators are encountering due to reimbursement and perhaps some competitive issues in many of the marketplaces is driving the smaller operators either out of business or forcing them to consolidate with other systems like RadNet or health—or hospital systems, and as a result, I believe the long and overdue absorption of some of the overcapacity is now well afoot, particularly in the markets that we’re in. I can only refer you to a publicly-released acknowledgement of that on some level with a major operator in New Jersey which had to close down and which has caused a rather large disruption in that marketplace and has increased our volumes in many of our New Jersey centers in an unexpected way.

       So I think the issues with reimbursement, consolidation, tighter utilization, lowering of the capacity and, most importantly here in California, the adoption of Covered California Lives under the Obamacare program are certainly affecting our operations.

Brian Tanquilut:       Got it. Then, Howard, just to follow up on that, do you mind just sharing with us what you saw inter-quarter or as we look at July in terms of just the uptick in exchange lives (ph), I mean specifically to California since you mentioned Covered California?

Dr. Howard Berger:       Yes, and thanks, Brian, again. That is a very, very substantial phenomena here in California. Normally, July for us is somewhat of an uncertain month because of the July 4th holiday and the vacation, summer vacation schedules. Here in California, we are seeing unprecedented – for RadNet, that is – volumes in our centers which have continued to accelerate. In addition to that, as I mentioned, we did complete some acquisitions, although be it small, that have rather substantial volumes associated with them and some of that volume, for example, in the HealthCare Partners acquisition we did, is causing a substantial shift of where they were previously sending their patients into many of our centers under the new long-term capitation agreement that we have with that group of HealthCare Partners’ patients.

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       So I’m expecting to see very robust and continued growth here in California to the point where we are expanding existing facilities and even looking to build and update some of our new facilities to accommodate these large volumes.

Brian Tanquilut:       Then, Howard, to that point, you know, the HealthCare Partners transaction was really interesting. If you don’t mind just sharing some more color on that deal, and then also, you know, as we think about acquisitions, just to get your—basically, get your thoughts on what your acquisition plans are for the rest of the year and just to clarify that there are no more deals contemplated at this point?

Dr. Howard Berger:       Well, I won’t say there’s no more deals contemplated, and I’m sure you wouldn’t feel that I was doing my job as a CEO if I was completely ignoring that. There will be and we are looking at other acquisitions, as we always will, but as I mentioned in my comments, there will be primarily for the remainder of this year tuck-in acquisitions, primarily here in California where we need to add capacity and one of the easiest ways to do it is with some of these very accretive small operators here that are folding in underneath the RadNet umbrella. As a result of that, I think we will be, not generally making announcements but as we did in this quarter’s close call, referring to them in block because they are not necessarily, I think, worthy or meritorious of making releases on all of them.

       In regards to the HealthCare Partners deal, I think the significance of that can’t be understated. Healthcare Partners, which I’m sure most of you are aware is now owned by DaVita, is one of many groups that are talking to RadNet about essentially outsourcing their radiology operations, to the extent that they have them in their clinics, and getting the benefit of some risk-taking through capitation agreements and through the efforts that we bring forward with utilization management, and I think that that trend, which, Brian, I know you’re quite well aware that we’ve been doing here in California for 20 years, is now something that is beginning to resonate in various forms in other parts of our operation, particularly on the East Coast. So our discussions with other medical groups, healthcare systems and other people that have started to venture into the ownership of medical groups – and I know you’re aware of some of those that have been done by United, and I think there’s one other out here and I can’t think of who (cross talking).

Brian Tanquilut:       Is it WellPoint?

Dr. Howard Berger:       WellPoint, not sure it was WellPoint. In any event, I think—yes, it was actually, Anthem. I think you’re going to see more and more discussion about the cost containment and partnering with people that can deliver both quality service access and help take some of the risk and cost containment that they all are so desperately looking for.

Brian Tanquilut:       Howard, last question for me, do we think about commercial rate—I know you talked about Medicare rates, but how should we be thinking about commercial rate trends for next year?

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Dr. Howard Berger:       Well, I think the continued decrease in reimbursement from CMS, which I find, by the way, unconscionable and irresponsible on the part of CMS and our legislators, will have some impact on some of the other commercial payors that are tied to Medicare reimbursement. But given the strategy of RadNet, the continued enlarging and leveraging of our networks, we are very much resolved to not only maintaining the reimbursement but, ultimately, positioning ourselves as a value-added player to many of these healthcare payors and looking for increases. I’m not suggesting that it’s going to happen overnight, but the dialogue and the discussion is underway and I think more and more there is an appreciation of the value that RadNet can bring in our markets to be what is most important – and I want to underscore this – the real alternative to the hospital systems that charge two, three, four times what the physician fee schedule generates for the small providers. So I’m very pleased with the tone of those conversations and the realization that RadNet, through its size, its scale, its financial stability, can be a long-term player to see what I believe is going to be an accelerating movement of the outpatient imaging away from hospitals and into the lower cost providers such as RadNet.

Brian Tanquilut:       Got it. Thanks and congratulations again.

Dr. Howard Berger:       Thanks, Brian.

Mark Stolper:       Thanks, Brian.

Operator:       Again, that is star, one to signal for a question, and we’ll take our next question from Darren Lehrich of Deutsche Bank.

Darren Lehrich:       Okay, thanks. Hi, everybody. You know, actually just—I wanted to pick up on that last point that you made, Howard, as it relates to just be the pricing differential and, you know, so when we think about price transparency as an opportunity for you, I guess I’d be curious to know where you are organizationally around that topic, how your sales and marketing folks are positioning on that and maybe just talk a little bit about some of the things that you’re doing to drive, you know, better volume growth because of the transparency topic.

Dr. Howard Berger:       Good morning, Darren. Well, there’s a couple of different ways, but I think one of the things that I need to underscore here is that transparency is one thing but some kind of incentive or effort on the part of the payors is absolutely critical to making this transparency translate into some form of effective directing of patients away from hospitals, and the conversations that we’re having center not only on access and quality of the RadNet centers, but plan design. You can create all of the transparency but if there isn’t some sort of effort on the part of the payors to have their enrollees recognize how much different the cost is to them, meaning through their own co-pays, it’ll be a more difficult effort to really get the change of behavior.

       For us, that will come in two or three different forms. Number one, we are working on a very sophisticated web portal that will allow online scheduling of patients directly into our centers once they determine, in fact, that they want to go with RadNet for those imaging services, and while that may sound somewhat simple, it is not, particularly in radiology, but more importantly, what it allows our—some of—some very significant cost savings on both parts and an efficiency of service which will, again, differentiate us from the hospital systems. That’s number one.

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       Number two, we need to get into the referring physicians who ultimately determine, at least historically, where people get their imaging services and let them know the difference in what the cost is between going to the hospital versus that going to an outpatient freestanding imaging center, so education of the referring physicians is another component of it.

       Last and maybe ultimately the most important is to market the service and the quality that the patients can get. As people experience more and more of the high deductibles that are now pretty much the standard of insurance throughout the country and take responsibility for their healthcare, the message will be easier for us because people will be seeing the cost of their healthcare being something that they can control if they are more diligent, so some of the transparency tools which we will be working on, together with the insurers, the health plan insurers, will help people recognize that they can save substantially over other alternatives that they have traditionally been going to.

       So I think we have several ways of doing that. These are rather slow changes that occur. This is a big shift healthcare and it’s going to turn slowly, but I think it’s an inevitable time that RadNet and others on the outpatient marketplace will benefit from.

Darren Lehrich:       Yes. No, that’s helpful commentary. Certainly (inaudible). Mark, I wanted to ask just about the organic growth. You know, obviously, the 4% volume is nice to see. This year is a little bit tougher just given the pricing environment. If you put the two together, same-store revenue growth, was it slightly positive? Can you maybe just frame that for us?

Mark Stolper:       Sure, sure. Volume growth was strong, as you mentioned. Overall, we were at 4% same-store sales growth, and interestingly – I guess this ties into what Dr. Berger was talking about with respect to the additional volume coming from some of the state-run and privately-managed healthcare exchanges – a lot of the growth in the volume was coming from the routine studies. If you look at the same-center performance of ultrasound, mammography, X-ray exams, we were up 4.5% on ultrasound, mammography 2.5%, X-ray 5.7% and other exams for biopsies and dexes and things like that were up 12%. So we’re seeing a lot of this growth coming from routine studies, which underscores the importance of our multi-modality approach.

       With respect to pricing, you know, our same-store center sales revenue was slightly down when you take, you know, pricing into consideration, which is not that surprising when you think about the estimated $22 million of Medicare and Medicare-related hits that we’re taking throughout 2014 related to the changes in the physician fee schedule. So, you know, we—most of our private contracts are not tied or linked to Medicare. The vast majority of them are what we call case rates, meaning they’re negotiated rates, you know, by CPT code or by modality. So we haven’t seen much impact on the pricing on the private side, and then there are some contracts, but albeit it’s less than 10% of our private contracts that are—such as Medicare Advantage contracts that are tied to Medicare and we’re trying to unlink others that currently are tied. But, you know, right now, we’re still seeing flat to slightly down same-store sales revenue trends, you know, related to the huge pricing decrease that we saw in 2014.

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       If we take the—if pricing were flat, you know, our same-store sales would have been up substantially and our aggregate (ph) sales obviously would have been impacted, you know, very positively as well.

Darren Lehrich:       All right. Okay, that’s helpful. Then I guess the last question I have for you, Mark, is just, you know, when we think about the cash flow dynamics here, knowing that you had a little bit of tuck-in M&A, but as we look out over the next several quarters beyond this year, for sure just the excess cash flow, over and above what you’ve committed to in terms of your debt amortization schedule, how should we be thinking about that, you know, in time periods where you don’t have (inaudible) M&A? Should we just assume at this point that you’ll be, you know, paying down debt more aggressively? Do you build cash? I mean, what’s the—sort of what’s the, I guess, the treasury philosophy on that?

Mark Stolper:       Sure. I mean, what we will do is we currently have about $19 million outstanding on our—under our revolver so any free cash flow that we create just automatically on a daily basis is swept against our revolver balance, so first and foremost, we’ll be repaying any outstanding drawings that we have under our revolving credit facility. Also as you mentioned, you know, we have a mandatory amortization on our first lien term loan. We increased it under the refinancing back in March from 1% to 5%, so we’re paying down, on a mandatory basis, about $20 million a year, a little bit over $20 million a year on our first lien term loan, and that occurs on a quarterly basis. So you could assume that that will happen, and that—and if you translate that on a per share basis, that’s roughly $0.50 per share of debt paydown that will create or equity value creation that will happen on a mandatory basis per year. Then anything above the $20 million and any debt repayments on the revolving balance we’ll hold as cash and decide what to do with it, either do discretionary paydowns on our first lien term loan, which is prepayable with no prepayment penalty, or hold it as a cash balance where we would, you know, utilize it either for, you know, ongoing cap ex spending or acquisitions.

Darren Lehrich:       Great. Okay, thanks a lot, guys. Good job.

Mark Stolper:       Thank you.

Dr. Howard Berger:       Thanks, Darren.

Operator:       We’ll take our next question from Bruce Galloway of Galloway Capital.

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Bruce Galloway:       Hey, guys. Congratulations. Been following you guys a long time. It seems like everything’s firing on all cylinders right now. Good job. A couple of things. Number one, what do you think your interest expense will be over the next couple of quarters? You mentioned 34 to 38 cash interest. What’s the expense line on the income statement for quarter three and four?

       You didn’t talk about eRAD. I take it that’s going very well, and I take it it’s implemented throughout your entire system and that’s one of the reasons why you guys are so efficient. What are the plans for that, and what’s the future for that?

       Then also, I’m a little confused on the cap ex. You mentioned that your volume is unprecedented and that you’re spending heavily, you know, to increase your capacity and yet you’re reducing cap ex in the third and fourth quarters.

Dr. Howard Berger:       Well, let me talk about eRAD first. Then I’ll talk a little bit about cap ex and Mark’ll make a couple of comments of his own. As far as eRAD is concerned, we are rapidly moving forward with implementation of eRAD and all of its components through all of our centers. As we previously talked about, we hope that the full implementation of eRAD in the RadNet centers will be accomplished by the end of the year. It may slip slightly into the first quarter of next year, but the pace of it has accelerated quite a bit here in the second and now into the third quarter, so I’m very comfortable that we’re on track to achieve that, and as we implement it, we get substantial savings throughout the organization.

       I should mention that eRAD though is not just PACS and RIS; it’s voice recognition, critical test reporting. We’ve—are about to implement a new eligibility, online eligibility program which will allow us to register patients more quickly, determine their effective coverage and accelerate the co-pays which are due from our services, and we’ll have a, I believe a long-term, very substantial impact on the Company’s cash flow, DSOs, as well as efficiencies at our centers. So I can’t underscore enough about the importance of eRAD and our having purchased that kind of solution to operate this business. It’s going to pay enormous dividends, literally and figuratively.

       eRAD also is picking up many new customers separate and apart from RadNet. We announce those from time to time and there may be some future announcements coming along with that that we’re excited about.

       As far as cap ex is concerned, yes, we’re expanding our centers but they don’t—that doesn’t happen overnight. Either building centers or upgrading equipment is something of a little bit of a slow process and is likely to accelerate towards the end of the year or beginning of next quarter. The reason that our cap ex will be lower is that we have very substantial spending in the first quarter in particular, much of which was the conversion of some operating leases into owned equipment, and that accounted for about $12 million of our cap ex in the first quarter. So it really wasn’t buying “new equipment”; it was really converting it from an operating lease into owned equipment. Traditionally over the years, our third and fourth quarters have always been lower in the cap ex spending and we see no reason why it will be different this year.

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       Also, another factor is, is that expanding capacity, particularly here in California, may happen more through acquisitions than it will be for cap ex—through cap ex, and so that takes a different category of—and use of our cash flow than the conventional definition of cap ex.

Mark Stolper:       And, Bruce, your question regarding interest expense, you can assume that our interest expense will be similar to what it was this quarter on a GAAP basis to sort of in the 10 to $10.5 million range, and that is—the components of that are a cash interest expense somewhere in the $9 million range, give or take a few dollars, which is consistent with the midpoint of our cash interest expense annual guidance, which is 34 to $38 million. So if you divide that by four, you get a pretty good proxy for cash interest expense; and then we’re running about $1.4 million of non-cash interest expense related to the amortization of deferred financing fees, you know, related to the—our credit facilities, which we amortize over the life of those—of the maturities of those credit facilities. So if you add those two components together, you’re in the 10 to $10.5 million on a GAAP basis, which is the cash and the non-cash component.

Bruce Galloway:       All right, great. Thank you.

Dr. Howard Berger:       Thank you, Bruce.

Operator:       We’ll take our next question from Joseph Saah, Jr.

Joseph Saah, Jr.:       Hi, good morning, gentlemen. I’m near Raleigh, North Carolina and a more technical person, and I appreciate being able to listen in on your conversations. What is—in general, what is the procedure or the process that you use to make sure that your equipment is up to par and the latest technology? I know the technology realm is increasing, and I’m just wondering about that area of business.

Dr. Howard Berger:       Well, it’s done on a market-by-market and actually center-by-center basis. State-of-the-art technology, if you will, can be defined in a number of different ways, but for us, most of our equipment – and we pride ourself on that – is state-of-the-art, either by upgrades that can occur through software and coils and other pieces of equipment or, in some cases, replacing a system with a new system. That you make a determination by what your market issues are in terms of your, both competitive needs to potentially raise the bar and make it more difficult for your competitors or what the demand is in a particular marketplace for certain types of imaging that might require a different type of equipment that will allow you to do different procedures or procedures that you were doing before but can be done faster and more efficiently, and I think I want to emphasize that point.

       Upgrades do not always come with an improvement in the quality of your imaging, but what they do come with, which is important for the RadNet centers that are very busy and challenged by volumes, are increased efficiency and throughput. So for us, we look at not just what the competitive issues are and the state-of-the-art from the standpoint of the quality of the imaging; we also look at what our demand and backlog is and that may be a driver in our decision-making more than anything else. The real opportunity for RadNet is though, not through the imaging equipment itself but through our eRAD process of upgrading our centers and creating work list functionality which can dramatically improve the efficiency in our centers in terms of wait times and scan times and turnaround times for reports. All of those can help drive volumes and efficiencies by reducing costs that are far more significant perhaps than money that would be spent on new equipment.

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       But suffice it to say all of our equipment is looked at on a regular basis and, when appropriate, we are making the investments in our centers, both from an equipment standpoint and the aesthetics of our centers.

Joseph Saah, Jr.:       Doctor, thank you very much. I really appreciate it. Thank you so much for all of you (ph).

Dr. Howard Berger:       Thank you for (inaudible) call and interest.

Joseph Saah, Jr.:       You’re welcome. Bye-bye.

Operator:       We’ll take our next question from Zach Arrick of Remix Investments.

Zach Arrick:       Hey, guys, congratulations on a great quarter. In the press release, I saw that you think that you can do 30 million or more in free cash flow in the back half of the year. When you look out to 2015, is there any reason why you shouldn’t be able to continue to achieve a similar run rate of around 15 million a quarter in free cash flow?

Dr. Howard Berger:       Now, in the outgoing year of 2015, we have to look at the overall cap ex spending; that might not give us the same free cash flow as what we’re projecting in the second half of the year. We’ve given guidance that our cap ex for this year is between 43 and 48 million but if only 10 million of that is in the second half of the year, it was disproportionately higher in the first six months, it’ll be disproportionately lower in the second six months. So I don’t think that we’re going to, when we do our year-end results, predict perhaps $15 million a quarter of free cash flow, but we expect substantial free cash flow for next year nonetheless.

Zach Arrick:       Okay, great. Just to follow up on that, what would you say your true maintenance cap ex requirements are on an ongoing basis?

Dr. Howard Berger:       Well, it’s hard to pin that down. We define maintenance cap ex as cap ex that does not necessarily come with revenue opportunities, new revenue opportunities. Traditionally, that has been perhaps about half of our cap ex spending and the other half has been for newer equipment which we ultimately feel will drive new revenue and is again, as I mentioned in the prior call, some of that new revenue simply comes through greater efficiencies and throughput on that equipment. That is likely to be the approximately ratio between those going into the future, so about half of it in maintenance cap ex and half of it in growth cap ex.

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Zach Arrick:       All right, great. Thanks a lot and great quarter.

Dr. Howard Berger:       Thank you.

Operator:       Once again, that is star, one to signal for a question. There are no further questions from the phone queue at this time.

Dr. Howard Berger:       All right. Again, I’d like to take the opportunity to thank all of our shareholders for their continued support and particularly the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call. Good day.

Operator:       This does conclude today’s conference. Thank you for your participation.

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